Exhibit 99.(13)(l)

Schedule A

Dated July 19, 2013
To The
Expense Limitation Agreement
Dated September 10, 2012
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

Contractual Limit on
Fund	Total Operating Expenses	Termination Date
Touchstone Small Cap Growth Fund		August 31, 2014
Class A	1.44%
Class C	2.19%
Class Y	1.19%
Institutional	1.04%

Touchstone Small Company Value Fund		November 29, 2013/July 29, 2014
Class A	1.20%/1.38%
Class C	1.95%/2.13%
Class Y	0.95%/1.13%
Institutional	0.85%/0.98%

Touchstone International Value Fund		November 29, 2013/July 29, 2014
Class A	1.36%/1.39%
Class C	2.11%/2.14%
Class Y	1.11%/1.14%
Institutional	0.96%/0.99%

Touchstone Flexible Income Fund		November 29, 2013/July 29, 2014
Class A	0.94%/1.09%
Class C	1.69%/1.84%
Class Y	0.69%/0.84%
Institutional	0.59%/0.74%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:
Terrie A. Wiedenheft
Treasurer and Controller

TOUCHSTONE ADVISORS, INC.

By:
Terrie A. Wiedenheft
Chief Financial Officer

By:
Timothy D. Paulin
Senior Vice President